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                                                                  EXHIBIT 21.1
                       SUBSIDIARIES OF THE REGISTRANTS


                Subsidaries of Booth Creek Ski Holdings, Inc.


Trimont Land Company d/b/a Northstar-at-Tahoe (California)

Sierra-at-Tahoe, Inc. (Delaware)

Bear Mountain, Inc. (Delaware)

Booth Creek Ski Acquisition Corp. (Delaware)

  -- Waterville Valley Ski Resort, Inc. (Delaware)

  -- Mount Cranmmore Ski Resort, Inc. (Delaware)

Ski Lifts, Inc. (Washington)

Grand Targhee Incorporated (Delaware)

  -- B-V Corporation (Wyoming)

  -- Targhee Company (Delaware)

  -- Targhee Ski Corp. (Delaware)